Exhibit 99.28(h)(xi)

February 21, 2014

Mr. David W. Rossmiller
Old Westbury Funds, Inc.
760 Moore Rd.
King of Prussia, PA 19406

Re: Reimbursement of Certain Transfer Agency Services Fees

Dear Mr. Rossmiller,

This letter sets forth the commitment of Bessemer Trust Company, N.A. (“BTNA”) related to the internet account management fees set forth in the Amended and Restated Transfer Agency Services Fees letter between the Old Westbury Funds, Inc. (the “Corporation”) and BNY Mellon Investment Servicing (US) Inc. (“BNYM”), dated as of February 21, 2014 (“Covered Internet Account Management Fees”), as such fee letter may be amended from time to time. BTNA hereby commits to reimburse the Corporation or pay BNYM directly the Covered Internet Account Management Fees. The parties acknowledge and agree Covered Internet Account Management Fees, to the extent actually reimbursed or paid directly by BTNA, shall be excluded from the calculation of any expense limitation or advisory fee waiver agreements or understandings among Bessemer Investment Management LLC, BTNA and the Corporation.

Very truly yours,

BESSEMER TRUST COMPANY, N.A.

By: /s/ John G. MacDonald_______________________

Name: John G. MacDonald

Title: Managing Director

Accepted and agreed:

OLD WESTBURY FUNDS, INC.

By: /s/ David W. Rossmiller_________________________

Name: David W. Rossmiller

Title: President & Chief Executive Officer